     Exhibit 99.1
NEWS RELEASE
Contact:

OSI Pharmaceuticals, Inc.	Eli Lilly and Company
Kathy Galante (Investors/Media)	Mark E. Taylor
Senior Director	317-276-5795
631-962-2043
Kim Wittig (Media)
Director
212-824-3204
OSI PHARMACEUTICALS LICENSES ITS GLUCOKINASE
ACTIVATOR PROGRAM FOR THE TREATMENT OF TYPE 2
DIABETES TO ELI LILLY AND COMPANY
MELVILLE, NEW YORK — January 5, 2007 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) and Eli Lilly and Company (NYSE:LLY) announced today that OSI’s diabetes and obesity subsidiary, Prosidion Limited, has entered into a licensing agreement granting Lilly exclusive rights to its Glucokinase Activator (GKA) program, which includes the lead compound PSN010. Under the terms of the agreement, OSI will receive an upfront fee of $25 million, up to $360 million in potential development and sales milestones and other payments plus royalties on sales of any compounds successfully commercialized from the program.
“We believe this licensing arrangement with a global leader in the field of diabetes like Lilly is an important validation of our diabetes and obesity research portfolio,” stated Colin Goddard, Ph.D., Chief Executive Officer, OSI Pharmaceuticals. “Under Anker Lundemose’s leadership, our UK-based subsidiary, Prosidion, has established a portfolio of innovative drug candidates and demonstrated an ability to rapidly and effectively advance drug candidates to a clinical proof-of-concept.”
David Moller, M.D., Lilly, Vice President, Endocrine and Cardiovascular Research and Clinical Investigation commented, “This in-licensing agreement will help bolster Lilly’s early stage pipeline and will augment one of our core therapeutic areas. We are committed to maintaining our leadership role in diabetes care, including addressing the increasing prevalence of type 2 diabetes. We will continue to seek out innovative molecules to add to our diabetes portfolio in order to best respond to the growing health crisis posed by diabetes worldwide.”

GKAs represent a new approach to diabetes therapy. GKAs like PSN010 are designed to attenuate hyperglycemia by rapidly lowering blood glucose levels through a dual mechanism of increasing glucose uptake in the liver and potentiating insulin secretion from the pancreas. PSN010 is currently in Phase I clinical trials. PSN010 was discovered and developed in-house through OSI’s diabetes and obesity research efforts. The project arose from a research collaboration with the Vanderbilt University Diabetes Center and Tanabe Seiyaku Co. Ltd. and is part of an innovative pipeline of diabetes and obesity research assets being pursued through Prosidion.
About Diabetes
According to the International Diabetes Federation, diabetes affects more than 230 million people worldwide and is expected to affect 350 million by 2025. In 2003, the five countries with the largest number of people with diabetes were India, China, the United States, Russia and Japan. Each year a further 7 million people develop diabetes and each year over 3 million deaths are tied directly to diabetes making it the fourth leading cause of death by disease globally.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit <http://www.osip.com>.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA and other foreign review processes and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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